Exhibit 3.2

MANAGEMENT BOARD RULES

SONO GROUP N.V.

INTRODUCTION

Article	1

1.1	These rules govern the organisation, decision-making and other internal matters of the Management Board. In performing their duties, the Managing Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article	2

2.1	In these rules the following definitions shall apply:

Article	An article of these rules.
Articles of Association	The Company's articles of association.
Board Meeting	A meeting of the Management Board.
CEO	A chief executive officer of the Company.
CFO	The Company's chief financial officer.
Company	Sono Group N.V.
Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.
Diversity Policy	The Company's diversity policy.
Family Member	A Managing Director's spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.
General Meeting	The Company's general meeting.
Management Board	The Company's management board.
Managing Director	A member of the Management Board.
Simple Majority	More than half of the votes cast.
Supervisory Board	The Company's supervisory board.
Website	The Company's website.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION

Article	3

3.1	The Management Board consists of up to five Managing Directors.

3.2	The composition of the Management Board shall be determined taking into consideration the provisions of the Diversity Policy.

3.3	The Managing Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.4	A person may be appointed as Managing Director for a term of up to four years, without limitation on the number of consecutive terms which a Managing Director may serve.

3.5	The Supervisory Board shall elect one or more Managing Directors to be CEO. The Supervisory Board may dismiss the CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

3.6	The Management Board may elect a Managing Director to be the CFO. The Management Board may dismiss the CFO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CFO.

3.7	A Managing Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Managing Director is considered necessary by the Supervisory Board.

3.8	The acceptance by a Managing Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Supervisory Board. A Managing Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article	4

4.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.

4.2	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

4.3	All Managing Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company's corporate culture, the Company's relationship with employees and the responsibilities of a Managing Director under applicable law.

4.4	The Management Board shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Management Board and the Supervisory Board in a timely fashion.

4.5	At least annually, the Management Board shall evaluate its own functioning and the functioning of the individual Managing Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Managing Directors require further training or education. Each Managing Director may require that all Managing Directors be able to express their views confidentially during such evaluation.

DECISION-MAKING

Article	5

5.1	The Management Board shall meet as often as any Managing Director deems necessary or appropriate.

5.2	A Board Meeting may be convened by, or at the request of, any Managing Director by means of a written notice sent to all Managing Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio-communication facilities.

5.3	All Managing Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

5.4	If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Managing Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

5.5	All Board Meetings shall be chaired by the CEO or, in his absence, by another Managing Director designated by the Managing Directors present at the relevant Board Meeting. The chairperson of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Managing Director.

5.6	Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Managing Director.

5.7	Without prejudice to Article 5.10, each Managing Director may cast one vote in the decision-making of the Management Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

5.8	A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

5.9	Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority, unless these rules provide differently.

5.10	Where there is a tie in any vote of the Management Board, the CEOs, collectively, shall have a casting vote, provided that there are at least three Managing Directors in office. Otherwise, or if the CEOs in case of a tied vote do not reach a joint decision on how to exercise their casting vote, the relevant resolution shall not have been passed.

5.11	Resolutions of the Management Board may, instead of at a Board Meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 5.7 through 5.10 apply mutatis mutandis.

5.12	The Management Board may require that officers and external advisers of the Company attend Board Meetings.

5.13	The Management Board requires the approval of the Supervisory Board on the Supervisory Board reserved matters as described in Annex A.

CONFLICT OF INTERESTS

Article	6

6.1	A Managing Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Managing Director to the chairperson of the Supervisory Board and to the other Managing Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

6.2	The determination whether a Managing Director has a Conflict of Interests shall primarily be the responsibility of that Managing Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Managing Director concerned being present.

6.3	A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

6.4	Transactions in respect of which a Managing Director has a Conflict of Interests shall be agreed on arms' length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Managing Director concerned shall be subject to the approval of the Supervisory Board.

6.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Managing Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

6.6	The Company shall not grant its Managing Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article	7

The Managing Directors shall be subject to the Company's insider trading policy. In addition, each Managing Director shall practice great reticence:

a.	when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Managing Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

AMENDMENTS AND DEVIATIONS

Article	8

Pursuant to a resolution to that effect, the Management Board may, with the approval of the Supervisory Board, amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article	9

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A - Matters requiring Supervisory Board approval

The approval of the Supervisory Board is required for resolutions of the Management Board concerning the following matters:

a.	the making of a proposal to the General Meeting concerning:
i.	the issue of shares or the granting of rights to subscribe for shares;
ii.	the limitation or exclusion of pre-emption rights;
iii.	the designation or granting of an authorisation as referred to in articles 8.1, 9.5 and 12.2, respectively, of the Articles of Association, or disapplication or revocation of any such designation or authorisation;
iv.	the reduction of the Company's issued share capital;
v.	the making of a distribution from the Company's profits or reserves;
vi.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of assets;
vii.	the amendment of these articles of association;
viii.	the entering into of a merger or demerger;
ix.	the instruction of the Management Board to apply for the Company's bankruptcy; and
x.	the Company's dissolution;
b.	the issue of shares or the granting of rights to subscribe for shares, except in the operation of the Company's equity incentive plans;
c.	the limitation or exclusion of pre-emption rights;
d.	the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in article 12.4 of the Articles of Association;
e.	the granting of an approval for the creation of a pledge as referred to in article 15.1 of the Articles of Association;
f.	the granting of an approval for a transfer as referred to in article 16.1 of the Articles of Association;
g.	the drawing up or amendment of the Management Board Rules;
h.	the performance of the legal acts described in article 19.3 and 20.10 of the Articles of Association;
i.	the charging of amounts to be paid up on shares against the Company's reserves as described in article 38.3 of the Articles of Association;
j.	the making of an interim distribution; and
k.	entering into a transaction in respect of which a Managing Director or a Supervisory Director has a Conflict of Interests which is of material significance to the Company and/or to the Managing Director or Supervisory Director concerned;

l.	the entering into a transaction with a shareholder holding ten percent or more of the Company's issued share capital which is of material significance to the Company and/or to the shareholder concerned;

m.	the acceptance by a Managing Director of a position as supervisory director or non-executive director with another company or entity;
n.	the adoption of the Company's internal audit plan;
o.	the appointment or dismissal of the head of the Company's internal audit function (if and when established) or the Company's company secretary (if and when appointed); and
p.	such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board.